INVESTOR CONTACT: David Dahlstrom (507) 437-5248 ir@hormel.com	MEDIA CONTACT: Media Relations (507) 437-5345 media@hormel.com
HORMEL FOODS REPORTS THIRD QUARTER RESULTS AND
REVISES FULL YEAR SALES AND EARNINGS GUIDANCE
The company delivers its seventh consecutive quarter of record sales and fourth consecutive quarter of earnings growth

AUSTIN, Minn. (Sept. 1, 2022) – Hormel Foods Corporation (NYSE: HRL), a leading global branded food company, today reported results for the third quarter of fiscal 2022. All comparisons are to the third quarter of fiscal 2021 unless otherwise noted.

EXECUTIVE SUMMARY - THIRD QUARTER
•Record net sales of $3.0 billion, up 6%; organic net sales1 up 3%
•Operating income of $291 million, up 40%; up 17% compared to adjusted operating income1 of $248 million last year
•Operating margin of 9.6%, compared to 7.2% last year and compared to adjusted operating margin1 of 8.7% last year
•Pretax earnings of $290 million, up 42%; up 18% compared to adjusted pretax earnings1 of $245 million last year
•Effective tax rate of 24.5%, compared to 13.3% last year
•Diluted earnings per share of $0.40, up 25%; up 3% compared to adjusted diluted earnings per share1 of $0.39 last year
•Cash flow from operations of $186 million, up 143%

EXECUTIVE COMMENTARY
"We delivered another quarter of record sales and double-digit operating income growth," said Jim Snee, chairman of the board, president and chief executive officer. "In the current environment, delivering seven straight quarters of record sales and four consecutive quarters of earnings growth is a notable achievement and speaks to the effectiveness of our strategy and the importance of our brands in uncertain times. Our team's execution played a pivotal role in our growth this quarter, as together, we overcame significant challenges, including continued broad-based inflationary pressures, persistent upstream and downstream supply chain disruptions, limited turkey supply, and impacts in China from COVID-related restrictions and temporary plant shutdowns."

"We continued to benefit from our balanced business model during the quarter, led by outstanding contributions from Jennie-O Turkey Store and Refrigerated Foods," Snee said. "The Jennie-O Turkey Store segment significantly outperformed our profit expectations for the quarter as the team managed limited turkey supply effectively and maximized operational performance. Refrigerated Foods delivered double-digit, value-added earnings growth on retail and foodservice items, more than offsetting lower commodity profitability. Similar to last quarter, impressive performance from these businesses helped mitigate higher input and supply chain costs across all segments. Earnings growth was also supported by the Planters® snack nuts business, which continues to meet our expectations."

"Our brands remain healthy, continue to generate growth and are responding well to pricing actions," Snee said. "Consumers and operators continued to engage with our brands due to their value, convenience and versatility. The team drove volume, sales and share2 gains at retail for brands such as SKIPPY®, Hormel® Gatherings®, Hormel® chili, Dinty Moore® and Mary Kitchen®. Likewise, demand for our foodservice products was strong, as operators again turned to our items to help mitigate labor pressures and diversify menu offerings. Value-added products such as our premium bacon and sausage, sliced meats and our line of premium prepared proteins performed exceptionally well this quarter. Our strategy of building a portfolio with both premium and value offerings continued to serve us well as macroeconomic conditions pressure some of our customers, consumers and operators. Our teams remain keenly focused on the long-term needs of the business, our strategic priorities and protecting the equity of our leading brands."

OUTLOOK
"From a top-line and bottom-line perspective, the business remains healthy as we continue to navigate some of the most difficult operating conditions in the company's 130-year history," Snee said. "We are confident in our ability to exceed our previous sales guidance due to strong demand for our foodservice and center store grocery brands, higher turkey markets and the pricing actions we have taken across the portfolio. Our long-term strategy to meet consumers where they want to eat, with a broad portfolio of products, has been crucial to our growth in the current environment."

"We expect elevated cost inflation to persist, primarily related to operations, logistics and raw material inputs," Snee said. "As a result, we are revising our full year earnings guidance range. We view the majority of the escalated cost pressures we are currently absorbing as transient and likely to subside over the coming quarters. We will continue to leverage our balanced business model and experienced management team as we navigate these difficult business conditions."

Fiscal 2022 Outlook	Previous	Updated
Net Sales Guidance (in billions)	$11.7 - $12.5	$12.2 - $12.8
Diluted Earnings per Share Guidance	$1.87 - $1.97	$1.78 - $1.85

STRATEGIC EVOLUTION UPDATE
"We recently announced the next step in our strategic evolution, our Go Forward (GoFWD) initiative," Snee said. "We will be organizing our business into three empowered segments to support our six strategic priorities, better align our business to the needs of our customers, consumers and operators, and drive sustainable long-term growth. Our new operating model is a culmination of our recent strategic actions, which included numerous portfolio-building acquisitions, such as the Planters® snack nuts business, the creation of One Supply Chain, the modernization of our technology and e-commerce capabilities, and most recently, our transformational efforts at Jennie-O Turkey Store. This new structure will create a more aligned organization that is accountable, nimble and focused on creating the Hormel Foods of the future."

The company is transitioning to three operating segments – Retail, Foodservice and International – and will begin operating under the new model on Oct. 31, 2022. Earnings will be reported under this structure beginning in the first quarter of fiscal 2023. The three new segments will continue to be supported by the company's One Supply Chain team and corporate functions. Additionally, the company will be standing up a Brand Fuel center of excellence, which will house enterprisewide brand management expertise, marketing support, insights-led innovation and analytical capabilities to further enable data-driven decisions. This center will also incorporate the digital experience group, the company's e-commerce and digital content team that leads the company's brands and businesses in the virtual marketplace.

Coinciding with the announcement of the new operating model, the company disclosed the following senior leadership appointments:
•The company’s largest segment – Retail – will be led by Deanna Brady, as executive vice president of Retail. Brady currently oversees the company's Refrigerated Foods segment.
•The Foodservice segment will be led by Mark Ourada, group vice president of Foodservice.
•Swen Neufeldt will continue to lead the company's international business as group vice president, president of Hormel Foods International Corporation.

“Our balanced model, strategic investments and experienced management team have served us well in the past and will be key to our success in the coming years,” Snee said. “Under the leadership of Deanna, Mark and Swen, we expect to drive sustainable growth in line with our long-term growth goals. Each of these leaders has over 25 years of experience with the company and proven reputations for delivering results. I could not be more excited for the future of our company.”

Changes to the company's operating segments have no impact on historical consolidated results of operations, financial position or cash flows. Recast financial information will be provided during the first quarter of fiscal 2023 to aid in comparability to historical financial data.

CHANNEL HIGHLIGHTS – THIRD QUARTER
Demand across the company's U.S. channels remained elevated for center store items at retail and value-added foodservice products. The company benefited from pricing actions to offset inflationary pressures across many categories and contributions from the Planters® snack nuts business. Sales for the international channel declined, primarily due to lower export sales.

Net Sales Percent Change (%)	Third Quarter	Year to Date
U.S. Retail	4	12
U.S. Foodservice	14	30
International	(13)	(6)
Total	6	16

SEGMENT HIGHLIGHTS – THIRD QUARTER

Refrigerated Foods
•Volume down 18%; organic volume1 down 19%
•Net sales up 2%; organic net sales1 up 1%
•Segment profit up 16%

Net sales increased due to continued strong results from the foodservice businesses, growth from many retail products, strategic pricing actions across the portfolio and the inclusion of the Planters® snack nuts business in the convenience channel. Retail products such as Applegate® natural and organic meats, Hormel® Gatherings® party trays, Hormel® Natural Choice® sliced meats, Hormel® Square TableTM entrees and Lloyd's® barbeque grew volume and sales for the quarter. Foodservice growth was driven by elevated demand for brands such as Austin Blues®, Hormel® Natural Choice®, Hormel® Bacon 1TM, Café H® and Old Smokehouse®. Consistent with the company's long-term strategy to better align resources to value-added growth, the overall decline in volume was due primarily to lower commodity sales resulting from the company's new pork supply agreement. Segment profit growth was driven by strong results from the value-added businesses, more than offsetting higher operational and logistics costs, and lower commodity profitability.

Grocery Products
•Volume up 15%; organic volume1 up 8%
•Net sales up 25%; organic net sales1 up 13%
•Segment profit down 5%

Volume and sales increased significantly, led by strong demand across the nut butters, Mexican and simple meals portfolios, and from the inclusion of the Planters® snack nuts business. Organic sales gains were led by products such as SKIPPY® spreads, WHOLLY® Guacamole, Hormel® chili, Dinty Moore® beef stew and Mary Kitchen® hash, in addition to strategic pricing actions. Segment profit declined due to the impact from continued inflationary pressures and lower results from MegaMex.

Jennie-O Turkey Store
•Volume down 20%
•Net sales down 8%
•Segment profit up 537%

As anticipated, volume and sales declined as a result of the supply impacts on the company's vertically integrated supply chain from highly pathogenic avian influenza (HPAI). Foodservice and whole-bird sales increased due to favorable pricing, partially offsetting lower commodity and retail sales. Higher commodity prices and foodservice sales drove the substantial improvement in segment profit.

International & Other
•Volume down 11%; organic volume1 down 12%
•Net sales down 5%; organic net sales1 down 6%
•Segment profit down 9%

Higher global sales of SPAM® luncheon meat and improved results in Brazil did not overcome an overall decline in export sales and lower sales in China. Export volumes declined as a result of current export logistics challenges and lower commodity sales due to the company's new pork supply agreement. Sales in China were negatively affected by COVID-related restrictions and temporary plant shutdowns. Profit growth in China, due primarily to lower pork input costs, did not offset the impact of lower export sales.

SELECTED FINANCIAL DETAILS
•Advertising spend was $37 million, compared to $31 million in the prior year.
•The effective tax rate was 24.5%, compared to 13.3% for the previous year. Last year's rate reflected the benefit from a large volume of stock option exercises and a one-time foreign tax benefit. The effective tax rate for fiscal 2022 is expected to be between 20.5% and 22.5%.
•Capital expenditures in the third quarter were $61 million, compared to $54 million last year. The company's target for capital expenditures in fiscal 2022 is $310 million.
•Depreciation and amortization expense in the third quarter was $65 million, compared to $59 million last year. The full-year expense is expected to be approximately $250 million.

PRESENTATION
A conference call will be webcast at 8 a.m. CDT on Sept. 1, 2022. Access is available at www.hormelfoods.com by clicking on "Investors." The call will also be available via telephone by dialing 888-317-6003 and providing the access code 7805268. An audio replay is available by going to www.hormelfoods.com. The webcast replay will be available at noon CDT, Sept. 1, 2022, and will remain on the website for one year.

ABOUT HORMEL FOODS - Inspired People. Inspired Food.™
Hormel Foods Corporation, based in Austin, Minn., is a global branded food company with over $11 billion in annual revenue across more than 80 countries worldwide. Its brands include Planters®, SKIPPY®, SPAM®, Hormel® Natural Choice®, Applegate®, Justin's®, WHOLLY®, Hormel® Black Label®, Columbus®, Jennie-O® and more than 30 other beloved brands. The company is a member of the S&P 500 Index and the S&P 500 Dividend Aristocrats, was named on the “Global 2000 World’s Best Employers” list by Forbes magazine for three years, is one of Fortune magazine’s most admired companies, has appeared on the “100 Best Corporate Citizens” list by 3BL Media 13 times, and has received numerous other awards and accolades for its corporate responsibility and community service efforts. The company lives by its purpose statement — Inspired People. Inspired Food.™ — to bring some of the world’s most trusted and iconic brands to tables across the globe. For more information, visit www.hormelfoods.com.

FORWARD-LOOKING STATEMENTS
This news release contains “forward-looking” information within the meaning of the federal securities laws. The “forward-looking” information may include statements concerning the Company’s outlook for the future as well as other statements of beliefs, future plans, strategies, or anticipated events and similar expressions concerning matters that are not historical facts. Words or phrases such as “should result,” “believe,” “intend,” “plan,” “are expected to,” “targeted,” “will continue,” “will approximate,” “is anticipated,” “estimate,” “project,” or similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those anticipated or projected, which factors include, but are not limited to, risks related to the deterioration of economic conditions; the COVID-19 pandemic; risks associated with acquisitions and divestitures; potential disruption of operations including at co-manufacturers, suppliers, logistics providers, customers, or other third-party service providers; risk of loss of a material contract; the Company’s inability to protect information technology systems against, or effectively respond to, cyber attacks or security breaches; deterioration of labor relations, labor availability or increases to labor costs; general risks of the food industry, including food contamination; outbreaks of disease among livestock and poultry flocks; fluctuations in commodity prices and availability of raw materials and other inputs; fluctuations in market demand for the Company’s products; risks of litigation; potential sanctions and compliance costs arising from government regulation; compliance with stringent environmental regulation and potential environmental litigation; and risks arising from the Company’s foreign operations. Please refer to the cautionary statements regarding “Risk Factors” and “Forward-Looking Statements” that appear in our most recent Annual Report on Form 10-K and quarterly reports on Form 10-Q, which can be accessed at hormelfoods.com in the “Investors” section, for additional information. In making these statements, the Company is not undertaking, and specifically declines to undertake, any obligation to address or update each or any factor in future filings or communications regarding the Company’s business or results. Though the Company has attempted to list comprehensively these important cautionary risk factors, the Company wishes to caution investors and others that other factors may in the future prove to be important in affecting the Company’s business or results of operations. The Company cautions readers not to place undue reliance on forward-looking statements, which represent current views as of the date made.

Note: Due to rounding, numbers presented throughout this news release may not sum precisely to the totals provided, and percentages may not precisely reflect the absolute figures.

END NOTES
1Organic net sales, organic volume, adjusted financial measurements of adjusted operating income, adjusted operating margin, adjusted pretax earnings, and adjusted diluted earnings per share are non-GAAP financial measures. Please see the discussion of these non-GAAP financial measures and the reconciliation of these to comparable GAAP measures following the end notes.

2IRI volume and sales for 13 weeks ending 7/10/2022 - Multi-Outlet

COMPARISON OF U.S. GAAP TO NON-GAAP FINANCIAL MEASURES
The non-GAAP adjusted financial measurements of adjusted operating income, adjusted operating margin, adjusted pretax earnings, and adjusted diluted earnings per share are presented to provide investors with additional information to facilitate the comparison of past and present operations. Adjusted operating income, adjusted operating margin, adjusted pretax earnings, and adjusted diluted earnings per share exclude the impact of the acquisition-related expenses and accounting adjustments related to the acquisition of the Planters® snack nuts business. The tax impact was calculated using the effective tax rate for the quarter in which the expenses and accounting adjustments were incurred.

The non-GAAP adjusted financial measures of organic net sales and organic volume are presented to provide investors with additional information to facilitate the comparison of past and present operations. Organic net sales and organic volume are defined as net sales and volume, excluding the impact of acquisitions and divestitures. Organic net sales and organic volume exclude the impact of the acquisition of the Planters® snack nuts business (June 2021) in the Grocery Products, Refrigerated Foods, and International & Other segments.

The company believes these non-GAAP financial measures provide useful information to investors, because they are the measures used to evaluate performance on a comparable year-over-year basis. Non-GAAP measures are not intended to be a substitute for U.S. GAAP measures in analyzing financial performance. These non-GAAP measures are not in accordance with generally accepted accounting principles and may be different from non-GAAP measures used by other companies.

The tables below show the calculations to reconcile from the GAAP measures to the non-GAAP adjusted measures.

RECONCILIATION OF NON-GAAP MEASURES
In thousands, except per share amounts

ADJUSTED DILUTED EARNINGS PER SHARE (NON-GAAP)

	Quarter Ended
	July 31, 2022	July 25, 2021
	Reported GAAP	Reported GAAP	Acquisition Costs and Adjustments	Non-GAAP	Non-GAAP % Change
Net Sales	$3,034,414	$2,863,670	$—	$2,863,670	6.0
Cost of Products Sold	2,528,364	2,440,322	(12,900)	2,427,422	4.2
Gross Profit	506,049	423,348	12,900	436,248	16.0
Selling, General and Administrative	222,147	226,284	(27,462)	198,822	11.7
Equity in Earnings of Affiliates	7,138	10,420	—	10,420	(31.5)
Operating Income	291,040	207,484	40,362	247,846	17.4
Interest and Investment Income (Expense)	14,411	8,457	—	8,457	70.4
Interest Expense	15,615	11,703	—	11,703	33.4
Earnings Before Income Taxes	289,836	204,238	40,362	244,600	18.5
Provision for Income Taxes	71,010	27,164	5,368	32,532	118.3
Net Earnings	218,826	177,074	34,994	212,068	3.2
Less: Net Earnings Attributable to Noncontrolling Interest	(89)	157	—	157	(156.6)
Net Earnings Attributable to Hormel Foods Corporation	$218,915	$176,917	$34,994	$211,911	3.3

Diluted Net Earnings Per Share	$0.40	$0.32	$0.06	$0.39	2.6

Operating Margin (% of Net Sales)	9.6	7.2		8.7

	Nine Months Ended
	July 31, 2022	July 25, 2021
	Reported GAAP	Reported GAAP	Acquisition Costs and Adjustments	Non-GAAP	Non-GAAP % Change
Net Sales	$9,175,331	$7,931,438	$—	$7,931,438	15.7
Cost of Products Sold	7,577,062	6,581,613	(12,900)	6,568,713	15.4
Gross Profit	1,598,269	1,349,825	12,900	1,362,725	17.3
Selling, General and Administrative	672,777	622,630	(30,303)	592,327	13.6
Equity in Earnings of Affiliates	19,951	37,722	—	37,722	(47.1)
Operating Income	945,443	764,917	43,203	808,120	17.0
Interest and Investment Income (Expense)	20,078	36,740	—	36,740	(45.3)
Interest Expense	44,913	27,718	—	27,718	62.0
Earnings Before Income Taxes	920,608	773,940	43,203	817,143	12.7
Provision for Income Taxes	200,393	146,549	5,975	152,524	31.4
Net Earnings	720,215	627,390	37,228	664,618	8.4
Less: Net Earnings Attributable to Noncontrolling Interest	112	290	—	290	(61.4)
Net Earnings Attributable to Hormel Foods Corporation	$720,103	$627,101	$37,228	$664,329	8.4

Diluted Net Earnings Per Share	$1.31	$1.15	$0.06	$1.21	8.3

Operating Margin (% of Net Sales)	10.3	9.6		10.2

ORGANIC VOLUME AND NET SALES (NON-GAAP)

	Quarter Ended
	July 31, 2022			July 25, 2021
Volume (lbs.)	Reported GAAP	Acquisitions	Organic (Non-GAAP)	Reported GAAP	Non-GAAP % Change
Grocery Products	366,609	(20,825)	345,785	319,216	8.3
Refrigerated Foods	484,271	(3,946)	480,325	591,143	(18.7)
Jennie-O Turkey Store	149,931	—	149,931	187,220	(19.9)
International & Other	73,797	(561)	73,236	83,055	(11.8)
Total	1,074,609	(25,332)	1,049,277	1,180,634	(11.1)

Net Sales
Grocery Products	$869,802	$(78,202)	$791,600	$698,584	13.3
Refrigerated Foods	1,660,257	(14,968)	1,645,289	1,624,641	1.3
Jennie-O Turkey Store	323,796	—	323,796	350,897	(7.7)
International & Other	180,559	(1,557)	179,002	189,548	(5.6)
Total	$3,034,414	$(94,727)	$2,939,687	$2,863,670	2.7

	Nine Months Ended
	July 31, 2022			July 25, 2021
Volume (lbs.)	Reported GAAP	Acquisitions	Organic (Non-GAAP)	Reported GAAP	Non-GAAP % Change
Grocery Products	1,111,288	(138,187)	973,101	937,345	3.8
Refrigerated Foods	1,574,499	(22,128)	1,552,372	1,779,729	(12.8)
Jennie-O Turkey Store	540,039	—	540,039	583,413	(7.4)
International & Other	217,853	(3,503)	214,350	252,801	(15.2)
Total	3,443,679	(163,817)	3,279,862	3,553,288	(7.7)

Net Sales
Grocery Products	$2,598,964	$(514,709)	$2,084,256	$1,904,415	9.4
Refrigerated Foods	4,932,070	(80,980)	4,851,090	4,445,099	9.1
Jennie-O Turkey Store	1,115,554	—	1,115,554	1,035,397	7.7
International & Other	528,743	(9,877)	518,865	546,528	(5.1)
Total	$9,175,331	$(605,565)	$8,569,765	$7,931,438	8.0

HORMEL FOODS CORPORATION
SEGMENT DATA
In thousands
Unaudited

	Quarter Ended
	July 31, 2022	July 25, 2021	% Change
Net Sales
Grocery Products	$869,802	$698,584	24.5
Refrigerated Foods	1,660,257	1,624,641	2.2
Jennie-O Turkey Store	323,796	350,897	(7.7)
International & Other	180,559	189,548	(4.7)
Total	$3,034,414	$2,863,670	6.0

Segment Profit
Grocery Products	$76,478	$80,791	(5.3)
Refrigerated Foods	177,109	153,216	15.6
Jennie-O Turkey Store	37,433	5,874	537.3
International & Other	25,334	27,915	(9.2)
Total Segment Profit	316,354	267,796	18.1
Net Unallocated Expense	26,429	63,715	(58.5)
Noncontrolling Interest	(89)	157	(156.7)
Earnings Before Income Taxes	$289,836	$204,238	41.9

	Nine Months Ended
	July 31, 2022	July 25, 2021	% Change
Net Sales
Grocery Products	$2,598,964	$1,904,415	36.5
Refrigerated Foods	4,932,070	4,445,099	11.0
Jennie-O Turkey Store	1,115,554	1,035,397	7.7
International & Other	528,743	546,528	(3.3)
Total	$9,175,331	$7,931,438	15.7

Segment Profit
Grocery Products	$265,263	$270,963	(2.1)
Refrigerated Foods	517,993	467,740	10.7
Jennie-O Turkey Store	142,969	45,514	214.1
International & Other	75,071	84,600	(11.3)
Total Segment Profit	1,001,295	868,817	15.2
Net Unallocated Expense	80,799	95,166	(15.1)
Noncontrolling Interest	112	290	(61.4)
Earnings Before Income Taxes	$920,608	$773,940	19.0

HORMEL FOODS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
In thousands, except per share amounts
Unaudited

	Quarter Ended		Nine Months Ended
	July 31, 2022	July 25, 2021	July 31, 2022	July 25, 2021
Net Sales	$3,034,414	$2,863,670	$9,175,331	$7,931,438
Cost of Products Sold	2,528,364	2,440,322	7,577,062	6,581,613
Gross Profit	506,049	423,348	1,598,269	1,349,825
Selling, General and Administrative	222,147	226,284	672,777	622,630
Equity in Earnings of Affiliates	7,138	10,420	19,951	37,722
Operating Income	291,040	207,484	945,443	764,917
Interest and Investment Income	14,411	8,457	20,078	36,740
Interest Expense	15,615	11,703	44,913	27,718
Earnings Before Income Taxes	289,836	204,238	920,608	773,940
Provision for Income Taxes	71,010	27,164	200,393	146,549
Effective Tax Rate	24.5%	13.3%	21.8%	18.9%
Net Earnings	218,826	177,074	720,215	627,390
Less: Net Earnings (Loss) Attributable to Noncontrolling Interest	(89)	157	112	290
Net Earnings Attributable to Hormel Foods Corporation	$218,915	$176,917	$720,103	$627,101

Net Earnings Per Share
Basic	$0.40	$0.33	$1.32	$1.16
Diluted	$0.40	$0.32	$1.31	$1.15

Weighted-average Shares Outstanding
Basic	546,077	541,746	544,486	540,618
Diluted	550,167	548,072	549,377	547,684

Dividends Declared per Share	$0.2600	$0.2450	$0.7800	$0.7350

HORMEL FOODS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
In thousands
Unaudited

	July 31, 2022	October 31, 2021
Assets
Cash and Cash Equivalents	$850,344	$613,530
Short-term Marketable Securities	18,314	21,162
Accounts Receivable	802,850	895,719
Inventories	1,679,179	1,369,198
Taxes Receivable	7,733	8,293
Prepaid Expenses and Other Current Assets	45,063	39,914
Total Current Assets	3,403,484	2,947,816

Goodwill	4,929,337	4,929,102
Other Intangibles	1,808,235	1,822,273
Pension Assets	311,157	289,096
Investments In and Receivables from Affiliates	277,727	299,019
Other Assets	292,412	299,907
Net Property, Plant and Equipment	2,118,067	2,109,117
Total Assets	$13,140,418	$12,696,329

Liabilities and Shareholders' Investment
Accounts Payable and Accrued Expenses	$799,202	$844,502
Accrued Marketing Expenses	131,495	114,746
Employee Related Expenses	248,551	269,327
Taxes Payable	64,311	23,520
Interest and Dividends Payable	167,534	154,803
Current Maturities of Long-term Debt	8,807	8,756
Total Current Liabilities	1,419,899	1,415,654

Long-term Debt Less Current Maturities	3,294,287	3,315,147
Pension and Post-retirement Benefits	551,458	546,362
Other Long-term Liabilities	153,773	162,623
Deferred Income Taxes	354,053	278,183
Accumulated Other Comprehensive Loss	(282,574)	(277,269)
Other Shareholders' Investment	7,649,522	7,255,630
Total Liabilities and Shareholders' Investment	$13,140,418	$12,696,329

HORMEL FOODS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
In thousands
Unaudited

	Quarter Ended		Nine Months Ended
	July 31, 2022	July 25, 2021	July 31, 2022	July 25, 2021
Operating Activities
Net Earnings	$218,826	$177,074	$720,215	$627,390
Depreciation and Amortization	65,132	59,183	191,568	162,490
Decrease (Increase) in Working Capital	(169,800)	(160,219)	(270,282)	(350,602)
Other	71,887	489	121,656	(1,491)
Net Cash Provided by (Used in) Operating Activities	186,046	76,527	763,157	437,786

Investing Activities
Net (Purchase) Sale of Securities	5,664	(583)	1,296	(1,304)
Acquisitions of Businesses/Intangibles	—	(3,396,246)	—	(3,396,246)
Net Purchases of Property and Equipment	(60,360)	(53,560)	(188,140)	(137,451)
Other	8,681	7,325	15,017	4,683
Net Cash Provided by (Used in) Investing Activities	(46,016)	(3,443,064)	(171,827)	(3,530,320)

Financing Activities
Proceeds from Long-term Debt	—	2,276,292	—	2,276,292
Repayments of Long-term Debt and Finance Leases	(1,474)	(2,175)	(6,498)	(256,535)
Dividends Paid on Common Stock	(141,860)	(132,419)	(415,923)	(390,206)
Share Repurchase	—	—	—	(9,653)
Other	2,872	30,666	77,958	44,007
Net Cash Provided by (Used in) Financing Activities	(140,462)	2,172,364	(344,463)	1,663,905
Effect of Exchange Rate Changes on Cash	(10,943)	1,003	(10,054)	5,683
Increase (Decrease) in Cash and Cash Equivalents	(11,375)	(1,193,170)	236,814	(1,422,946)
Cash and Cash Equivalents at Beginning of Year	861,719	1,484,533	613,530	1,714,309
Cash and Cash Equivalents at End of Quarter	$850,344	$291,363	$850,344	$291,363